UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2015

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	777 Old Saw Mill River Road, Tarrytown, New York	10591
	(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Announcement of public offer to acquire outstanding shares of Exini Diagnostics AB

On October 13, 2015, Progenics Pharmaceuticals, Inc. ("Progenics" or the "Company") issued a press release in Sweden and in the U.S. announcing Progenics' intent to acquire Exini Diagnostics AB, a Swedish company ("Exini"), pursuant to a public exchange offer to purchase all issued and outstanding shares of Exini (the "Offer"). Pursuant to the Offer, Progenics is offering Exini's shareholders SEK 3.15 in cash per Exini share, representing a total aggregate purchase price of approximately $7 million. The board of directors of Exini has unanimously recommended that Exini's shareholders accept the Offer.

The completion of the Offer is subject to certain conditions, including (a) the Offer being accepted to such an extent that Progenics becomes the owner of shares in Exini representing more than 90 percent of the total number of shares of Exini, and (b) no other party announcing an offer to acquire shares in Exini on terms more favorable to the shareholders of Exini than the Offer.

Progenics reserves the right to withdraw the Offer in the event it becomes clear that any of the conditions is not satisfied or cannot be satisfied, or to waive, in whole or in part, one or more of the conditions.
If Progenics becomes the owner of more than 90 percent of the shares of Exini, Progenics intends to initiate a compulsory acquisition procedure with respect to the remaining shares under the Swedish Companies Act. In connection therewith, Progenics intends to initiate a delisting of the Exini shares from Nasdaq First North, Stockholm.

The largest shareholder in Exini – the Estate of Mr. Bo Håkansson and certain affiliated entities (collectively, the "Estate") – holding in the aggregate 5,651,259 Exini shares, representing approximately 30.74 percent of the total number of shares and votes in Exini, has undertaken to accept the Offer, pursuant to the terms of an irrevocable undertaking agreement (the "Irrevocable Undertaking"). The undertaking to accept the Offer shall terminate automatically and be of no further force or effect if the Offer lapses or is withdrawn.

Copies of the Company's press release announcing the Offer, which provides additional details on the terms of the Offer, and Exini's press releases announcing the recommendation of Exini's board of directors and other matters relating to the Offer, are filed herewith as Exhibits 99.1 and 99.2.

Important additional information will be made available on Progenics' website at www.progenics.com  under the "Investors" heading.

This current report is neither an offer to purchase nor a solicitation of an offer to sell any shares. This current report is for informational purpose only. The Offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not comply with the laws of that jurisdiction. Progenics has not commenced the acceptance period for the exchange offer described in this current report.  An offer document filed with the Swedish Financial Supervisory Authority related to the Offer will also be distributed to the shareholders of Exini.  More information about the Offer, including the formal announcement of the Offer and the offer document to be filed with and approved by the Swedish Financial Supervisory Authority, can be found on Exini's corporate website at exini.com.
Shareholders of Exini are urged to read the above referenced documents and materials carefully when such documents and materials become available because they contain important information about the transaction.

The information in this Item 7.01, including Exhibit 99.1 and 99.2, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Exchange Act of 1934, as amended (the "Exchange Act"), or as otherwise subject to liability of that section, nor shall such information be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Progenics Press Release dated October 13, 2015.

99.2	Exini Press Release dated October 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
By:	/s/ ANGELO W. LOVALLO, JR.
Angelo W. Lovallo, Jr.
Vice President - Finance & Treasurer
(Principal Financial and Accounting Officer)

Date: October 13, 2015